EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-122288) of CIT Funding Company, LLC of our report dated March 27, 2009 relating to CIT Financial USA, Inc.'s Report on Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB, which appears as an exhibit to this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, NY
March 27, 2009